Exhibit 23.2

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                          Independent Auditors' Consent

We consent to the incorporation by reference in this Registration Statement of Bunge Limited on Form S-8 of our report, dated April 2, 2001 (July 12, 2001 as to the effects of the share exchange and share dividend described in Notes 18 and 20 to such report) on the consolidated financial statements of Bunge Limited appearing in the Prospectus filed on July 13, 2001 pursuant to Rule 424(b) under the Securities Act as part of the Registration Statement on Form F-1, as amended by Amendment No. 1 to Form F-1, filed July 20, 2001, and Amendment No. 2 to Form F-1, filed July 31, 2001 (Registration No. 333-65026), with the Securities and Exchange Commission.



/s/Deloitte & Touche
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Deloitte & Touche
Hamilton, Bermuda
January 18, 2002